Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com)
	(518) 452-1242	(212) 827-3773
38 Corporate Circle Albany, NY 12203
NEWS RELEASE
www.twec.com

TRANS WORLD ENTERTAINMENT ANNOUNCES FIRST QUARTER RESULTS

          Albany, NY, May 19, 2011 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its first quarter ended April 30, 2011. For the first quarter of 2011, the Company reported a 78% improvement in net loss to $2.5 million, or $0.08 per share, as compared to a net loss of $11.4 million or $0.36 per share for the same period last year.

          For the first quarter, total sales decreased 16.0% to $131.5 million compared to $156.5 million in 2010. Comparable store sales for the quarter decreased 2%. During the quarter, the Company operated an average of 451 stores compared to 548 stores last year, a 17.7% decline.

          Gross profit for the quarter was $48.3 million or 36.7% of sales as compared to $51.5 million or 32.9% of sales for the same period last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all product categories and the leveraging of distribution and freight expenses primarily due to the closing of a distribution center in Carson, California last year.

          Selling, general and administrative expenses decreased 18.6% for the quarter to $48.3 million or 36.7% of sales, compared to $59.3 million, or 37.9% of sales in the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management.

          Cash on hand at the end of the quarter was $29.7 million compared to $21.3 million at the end of the quarter last year. The Company did not require any borrowings under its line of credit during this year’s first quarter.

          Trans World will host a teleconference call today, Thursday, May 19, 2011, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended

	April 30, 2011	% to Sales	May 1, 2010	% to Sales

Net sales	$131,496		$156,539

Cost of sales	83,206	63.3%	105,014	67.1%

Gross profit	48,290	36.7%	51,525	32.9%

Selling, general and administrative expenses	48,254	36.7%	59,315	37.9%

Depreciation and amortization	1,715	1.3%	2,863	1.8%

Loss from operations	(1,679)	-1.3%	(10,653)	-6.8%

Interest expense, net	832	0.6%	688	0.5%

Loss before income taxes	(2,511)	-1.9%	(11,341)	-7.3%
Income tax expense	36	0.0%	73	0.0%

NET LOSS	$(2,547)	-1.9%	$(11,414)	-7.3%

Basic and diluted loss per share:

Basic and diluted loss per share	$(0.08)		$(0.36)

Weighted average number of common shares outstanding - basic and diluted	31,425		31,395

SELECTED BALANCE SHEET CAPTIONS:
(in thousands, except store data)
	April 30, 2011	May 1, 2010

Cash and cash equivalents	$29,674	$21,275
Merchandise inventory	217,785	251,279
Fixed assets (net)	20,047	31,398
Accounts payable	71,021	74,764
Borrowings under line of credit	—	—
Long-term debt, less current portion	5,149	6,545

Stores in operation	444	544